Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Amendment Number 49 to the Registration Statement (Form N-1A, No. 33-54445) of State Street Institutional Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated November 28, 2018, with respect to the financial statements and financial highlights of State Street Institutional U.S. Equity Fund, State Street Institutional Premier Growth Equity Fund, State Street Institutional Small-Cap Equity Fund, State Street Institutional International Equity Fund and State Street Active Core Bond Fund, included in the Annual Report of State Street Institutional Funds for the year ended September 30, 2018.

/s/ Ernst & Young

Boston, Massachusetts

January 25, 2019